Income Portfolio
10f-3 Report
For the Quarter Ended March 31, 2003



Issuer                Trade Date           Selling Broker

Bank of America Corp. January 16, 2003  Montgomery Securities
DEX Media East	      January  9, 2003	Salomon Brothers, Inc.

Amount Purchased     Purchase Price U.S. $  % of Fund Assets
625,000              99.440	                 .34
475,000		     99.811			 .26

% of Issue
..06
..02